Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-252664) and on Form S-8 (File No. 333-263563) with SEC of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) of our report dated on July 31, 2023, relating to our audits of the consolidated balance sheets of the Company as of March 31, 2023 and 2022, and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years period ended March 31, 2023.

/s/ ZH CPA, LLC

Denver, Colorado

July 31, 2023

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us